Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list that includes our subsidiaries as of February 29, 2012.

Entity Name	Jurisdiction
Gluster, Inc.	Delaware
Gluster Software India Pvt. Ltd.	India - Bangalore
JBoss Professional Open Source Software Services Pvt. Ltd.	India - Bangalore
Makara, Inc.	Delaware
Qumranet, Inc.	Delaware
Red Hat (Switzerland) Sàrl	Switzerland
Red Hat AB	Sweden
Red Hat ApS	Denmark
Red Hat Asia Pacific Pte Ltd	Singapore
Red Hat Asia Pacific Pty Ltd	Australia
Red Hat B.V.	Netherlands
Red Hat, bvba	Belgium
Red Hat Brasil Limitada	Brazil
Red Hat Canada Limited	Canada
Red Hat Chile Limitada	Chile
Red Hat Czech, s.r.o.	Czech Republic
Red Hat de Argentina SA	Argentina
Red Hat France SARL	France
Red Hat FZ-LLC	United Arab Emirates - Dubai
Red Hat GmbH	Germany
Red Hat India Pvt. Ltd.	India - Mumbai
Red Hat Israel Ltd.	Israel
Red Hat KK	Japan
Red Hat Limited	Ireland
Red Hat New Zealand Limited	New Zealand
Red Hat Middleware LLC	Delaware
Red Hat Professional Consulting, Inc.	Georgia
Red Hat S.R.L.	Italy
Red Hat S de RL de CV	Mexico
Red Hat SA I, LLC	Delaware
Red Hat SA II, LLC	Delaware
Red Hat Software (Beijing) Co., Ltd.	China
Red Hat Software Services (India) Pvt. Ltd.	India - Pune
Red Hat UK Limited	United Kingdom
RH Financial Holdings, Inc.	Delaware
RH Subsidiary, Inc.	Delaware
Round Pond Limited	Ireland
Varsity Gateway LLC	Delaware
Varsity Gateway, Inc.	Delaware